Exhibit 99.1

NEWS RELEASE

Media Contact:

Scott Blevins, Overstock.com, Inc.

+1 (801) 947-3133

sblevins@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Reports Third Quarter 2006 Financial Results

SALT LAKE CITY (November 6, 2006) — Overstock.com, Inc. (NASDAQ: OSTK; www.overstock.com) today reported financial results for its third quarter ended September 30, 2006.

•      Q3 Total revenue: $158.7 million, down 6% versus 2005

•      Q3 Gross profits: $22.9 million, down 14% versus 2005

•      Q3 Gross margins: 14.5% compared to 15.7% in 2005

•      Q3 Net loss: $(24.5) million or $(1.19) loss per share compared to $(12.4) million or $(0.66) loss per share in 2005

Dear Owners,

The Q3 financial results were poor. For the first time in our history, quarterly revenue decreased compared to the prior year. In addition, early fourth quarter revenue continues to lag slightly behind last year’s revenue.

This year we have been fixing business processes and systems integral to serving our customers. Most of these projects were completed ahead of schedule and, as a result, customer satisfaction rebounded beautifully— based on our Net Promoter Score we have surpassed our previous levels of customer satisfaction (as we just announced, a recent national poll ranked us #4 in customer service in the nation). In Q3 we were confident enough to begin ramping up offline advertising. However, conversion — the percentage of visitors who became buyers — was weak, too weak, in fact, to overcome with marketing. As a result, our marketing efficiency suffered, though we have finally achieved our long sought goals in consumer awareness of our brand.

I will provide a brief update on operations, a more lengthy discussion on what we’re doing to improve marketing efficiency and site conversion for the holiday season and beyond, then briefly discuss the balance sheet and two litigation matters. I’ll end with some thoughts on what I think the future may look like.

-more-

OPERATIONS UPDATE

Operationally, things are snapping into place: I believe that we have never been better prepared for the holidays. Customer satisfaction scores have rebounded to levels at or above where they were before our IT problems last fall. This is a reflection of improvements made in Customer Care, IT, Logistics and Merchandising this year.

IT Systems: After years of frenetic growth on a shoestring, we have a smoothly-running technology platform upon which to grow the business (just as growth has died).

Logistics: Stress tests show our order management system can process over 10x the order volume it could last year. Efficiency at our Salt Lake City warehouse has improved by more than 100%, bringing about a handsome decline in variable costs.

Merchandising: Currently we are supporting approximately the same level of sales as last year with only slightly over half the inventory we had at the same point last year. This is the result of a tremendous amount of work that has gone into reducing complexity within Merchandising, especially by eliminating poor performing products. I expect one further stair step in inventory efficiency, along with a stair-step in gross margins (though gross margins will suffer in Q4 as we chop out this inventory).

Customer Care: In Q3 we completed Phase 1 of the implementation of RightNow Technologies. It may be the best managed implementation we have ever done. Phase 2 —Voice Self-Service — should go live this week, which will make it easy for customers to handle some functions (such as order tracking) on their own without speaking to Customer Care. That said, customers will still be able to reach live associates at any time.

MARKETING UPDATE

Marketing: We intended to keep our marketing spend around 7% of sales this year. However, having entered Q3 with our systems and processes on solid ground, we increased marketing to get ahead of Q4. Unfortunately, sales did not follow.

Online we’re fighting inflation from increases in costs-per-click and the expiration of portal deals, which are either no longer available or else too expensive now to justify. We can overcome this by becoming better in our keyword buys. Marketing is now more granular in its analyses through our internally-developed search engine marketing tool, which we expect will let them manage keyword buys better.

We also increased offline marketing, mostly in radio. According to the survey we commissioned in September, our prompted name recognition is 65% among consumers and 81% among Web shoppers, making Overstock.com a remarkably powerful brand with the same level of brand awareness as Amazon. Yet so far we saw little sales traction from this spend. For that reason, we are now directing the majority of our marketing dollars to projects that we expect will directly improve conversion.

Internal Marketing (Web Site and Email): We are rebuilding this function piece by piece. We’ve outsourced some of these functions to firms who have proven capable of implementing their technologies relatively quickly for a reasonable cost.

Collaborative filtering (e.g., “People who bought this also bought that”) is now done by Aggregate Knowledge on all our product pages. It will be extended further throughout the site this month.

Bayesian recommendations (e.g., “This kind of customer should be shown these products”) will be provided by ChoiceStream. They personalize parts of the Yahoo! site and other large media sites. The only part we will have live in 2006 is a gift finder: tell us for whom you are shopping, your relationship, answer some questions about the recipient, and we generate a page of gift recommendations. We plan to extend this technology across the Web site and to email marketing in the first half of 2007.

Content management will be provided by Kefta by November 17. More details on this in the future.

BALANCE SHEET

Inventory: We’ve become much more efficient at managing inventory, and we may get even better. I expect to end 2006 with an inventory balance under $50 million.

Cash: We experience our annual cash nadir in early November, and then see a steady inflow of cash through the remainder of Q4. Come January a significant fraction of that cash will drop from our balance sheet as we pay partners. Depending on how the next few quarters play out, we may or may not have a need to raise cash in 2007. Note that our inventory line of credit remains available to us should we need it (currently an additional $32 million is available to us under this line).

LITIGATION

Two updates on litigation:

Furnace Brook: Since August 2005, we’ve been in litigation with a patent troll (the characterization is that of the United States District Court of Utah) who alleged our business practices and Web site infringed its patent. On October 30, 2006, the United States District Court for the Southern District of New York granted summary judgment in our favor, ruling that we do not infringe the patent as a matter of law. The court’s decision ends all claims against us by Furnace Brook, barring an appeal which we will defend as vigorously as we did the original case.

Rocker/Gradient: Our suit against Gradient Analytics, Rocker Partners, and their principals remains on appeal with the California Court of Appeals. All parties have submitted briefs. The California Attorney General also submitted an amicus brief supporting our view of the law. The court has informed the parties that it is ready to rule on the appeal without hearing oral argument; we agreed to this but the defendants have requested oral argument. The defendants seem intent on doing all they can to delay what I view as the inevitable discovery process. We will pursue this action aggressively.

WHAT DOES THE FUTURE LOOK LIKE?

I have been unsuccessful at predicting the future for a while, but here are my thoughts on the subject.

 The IT problem that developed last September, which we have discussed at length in prior communications, has had lingering effects that ran well into this year. In fact, while we viewed it internally as a 2005 Q4 — early 2006 Q1 problem (which is what it was technologically), I see now that in terms of affecting customer behavior it was more of a 2005 December — 2006 April problem. It has taken an enormous amount of work to recover, but our operations and infrastructure are now healthy and strong. In the past we ran at an A- and regularly generated 100% growth: now I think we are running at an A+ but seeing no growth. I am not entirely sure what to make of that. I anticipate (at least in the sense of, “am prepared for”) a slow, steady updraft in growth as we get into the holiday season (but mention that this could be offset by other factors, and repeat that, as noted above, we’ve not yet seen a lift in early Q4 results).

There are a few things that may break in our favor, but I am not counting on any.

•                  Our name recognition is fantastic. Analysis shows that as we built more and more name recognition in prior years it created a bigger and bigger holiday spike (until our problems last year broke that trend).

•                  Our NPS (Net Promoter Score) is superb. Our customers are extremely satisfied.

•                  Some of our new technologies mentioned above may ratchet conversion up a click or two.

•                  We have a couple inexpensive skunkwork projects that may work out quickly.

Who knows: taken together, these factors may (or may not) give us a boost during the holidays. Or they could be offset by unforeseen factors. One point about which I am confident: our IT and Logistics systems and operations are well prepared for whatever wave washes over us during the next six weeks.

I look forward to discussing these developments on our call.

Humbly submitted,
Patrick M. Byrne

P.S. If you have questions, please feel free to email them to Kevin Moon at kmoon@overstock.com before the conference call, so we may address them.

KEY FINANCIAL AND OPERATING METRICS

Total revenue—Overstock.com reported total revenue for the three months ended September 30, 2006 of $158.7 million, a 6% decrease from the $169.3 million reported in 2005. For the nine months ended September 30, 2006, total revenue increased 3% to $498.9 million from $485.8 million in 2005.

Gross profit and gross margins—Gross profit for the three months ended September 30, 2006 was $22.9 million (14.5% margins), a 14% decrease from the $26.6 million (15.7% margins) reported in 2005. For the nine months ended September 30, 2006, gross profits totaled $71.1 million (14.3% margins), a 4% decrease from the $74.0 million (15.2% margins) in 2005.

Net loss—Net loss for the three months ended September 30, 2006 was $24.5 million or $1.19 loss per share, compared to $12.4 million, or $0.66 loss per share, in 2005. Net loss for the nine months ended September 30, 2006 was $56.2 million, or $2.81 loss per share, compared to $18.6 million, or $0.96 loss per share, in 2005.

Overstock.com had cash and marketable securities of $39.4 million and working capital of $56.6 million on September 30, 2006.

Gross bookings (excluding auctions and travel)—Gross bookings for the three months ended September 30, 2006 totaled $170.6 million, a 5% decrease from the $179.5 million reported last year. For the nine months ended September 30, 2006, gross bookings totaled $543.6 million, a 3% increase from the $527.5 million reported in 2005.

# # #

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ National Market System and can be found online at http://www.overstock.com.

Overstock.com® is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding our readiness for the holidays, the ability to grow the business on the current IT systems, the level of order-picking volume we can process, improvements in inventory efficiency, future gross margin levels, the implementation date and the utility of the voice self-service application, the benefits of our internally-developed search engine marketing tool, the benefits of our marketing expenditures, our ability to increase conversion, the timing, costs, and benefits of the personalization technology implementations, our future levels of and need for cash, our ability to improve inventory management and balances, our future litigation strategies, the probability of discovery in any litigation, future growth, the success of skunkwork projects, as well as all such other risks as identified in our Form 10-K for the year ended December 31, 2005, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006

Revenue
Direct	$68,449	$56,564	$196,397	$205,044
Fulfillment partner	100,874	102,163	289,445	293,857

Total revenue	169,323	158,727	485,842	498,901

Cost of goods sold
Direct	59,169	51,037	168,998	183,213
Fulfillment partner	83,589	84,742	242,821	244,584

Total cost of goods sold	142,758	135,779	411,819	427,797

Gross profit	26,565	22,948	74,023	71,104

Operating expenses:
Sales and marketing	17,959	17,816	49,285	43,163
Technology	8,081	16,284	18,282	44,921
General and administrative	9,984	12,708	24,896	38,515

Total operating expenses	36,024	46,808	92,463	126,599

Operating income (loss)	(9,459)	(23,860)	(18,440)	(55,495)

Interest income	(1,690)	460	(150)	2,989
Interest expense	(1,264)	(1,096)	(4,226)	(3,638)
Other income (expense), net	11	(6)	4,181	(7)

Net income (loss)	(12,402)	(24,502)	(18,635)	(56,151)
Deemed dividend related to redeemable common stock	(47)	(33)	(140)	(99)

Net income (loss) attributable to common shares	$(12,449)	$(24,535)	$(18,775)	$(56,250)

Net income (loss) per share
- basic	$(0.66)	$(1.19)	$(0.96)	$(2.81)
- diluted	$(0.66)	$(1.19)	$(0.96)	$(2.81)
Weighted average common shares outstanding
- basic	18,844	20,600	19,468	20,052
- diluted	18,844	20,600	19,468	20,052

Other data:
Shopping bookings (in 000s)	$179,480	$170,590	$527,470	$543,582
Travel bookings (in 000s)	$9,666	$10,888	$27,618	$29,196
Auction gross merchandise volume (in 000s)	$7,302	$6,751	$20,266	$21,690
Average customer acquisition cost (shopping)	$22.92	$31.22	$21.40	$24.33
Average registrant acquisition cost (auctions)	$6.61	$2.02	$7.48	$2.36

Overstock.com, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	December 31,	September 30,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$56,224	$39,386
Marketable securities	55,799	—

Cash, cash equivalents and marketable securities	112,023	39,386
Accounts receivable, net	11,695	11,591
Inventories, net	93,269	68,782
Prepaid inventory	9,633	4,028
Prepaid expenses	8,508	9,340

Total current assets	235,128	133,127
Restricted cash	253	—
Property and equipment, net	63,914	64,625
Goodwill	13,169	13,169
Other long-term assets, net	13,449	11,464

Total assets	$325,913	$222,385

Liabilities, Redeemable Securities and Stockholders’ Equity
Current liabilities:
Accounts payable	$101,436	$50,767
Accrued liabilities	46,847	20,432
Capital lease obligations, current	6,683	5,361

Total current liabilities	154,966	76,560
Capital lease obligations, non-current	3,058	3,880
Convertible senior notes	74,935	75,194

Total liabilities	232,959	155,634

Redeemable common stock	3,205	—

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	250,939	285,165
Accumulated deficit	(96,829)	(153,079)
Treasury stock	(65,325)	(65,182)
Accumulated other comprehensive gain (loss)	962	(155)

Total stockholders’ equity	89,749	66,751

Total liabilities, redeemable securities and stockholders’ equity	$325,913	$222,385

Overstock.com, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,		Twelve months ended September 30,
	2005	2006	2005	2006	2005	2006

Cash flows from operating activities:
Net loss	$(12,402)	$(24,502)	$(18,635)	$(56,151)	$(15,893)	$(62,434)
Adjustments to reconcile net loss to cash provided by (used in) operating activities
Depreciation and amortization	4,901	8,469	9,466	23,013	10,696	29,161
Realized (gain) loss from marketable securities	2,776	—	2,361	(2,085)	2,749	(1,484)
Loss on disposition of property and equipment	—	—	—	599	34	2,056
Stock-based compensation from stock options	(8)	1,042	65	3,088	149	3,095
Stock options issued to consultants for services	(312)	(3)	(338)	31	(43)	369
Treasury stock issued to employees as compensation	91	67	402	679	402	720
Amortization of debt discount and deferred financing fees	179	139	602	417	749	435
Gain from retirement of convertible senior notes	—	—	(4,170)	—	(4,170)	(1,988)
Changes in operating assets and liabilities:
Accounts receivable, net	(968)	(1,753)	(965)	104	(4,201)	(4,040)
Inventories, net	(36,587)	6,040	(51,576)	24,487	(62,325)	29,352
Prepaid inventory	(2,196)	(781)	(284)	5,605	(284)	8,578
Prepaid expenses	(1,124)	436	(5,760)	(728)	(6,337)	93
Other long-term assets, net	(424)	(123)	(435)	(105)	(523)	(1,821)
Accounts payable	6,663	14,847	(17,911)	(50,669)	23,674	3,697
Accrued liabilities	19,503	(3,072)	21,997	(26,415)	27,177	(24,846)

Net cash provided by (used in) operating activities	(19,908)	806	(65,181)	(78,130)	(28,146)	(19,057)

Cash flows from investing activities:
Decrease in restricted cash	200	—	969	253	1,242	633
Investments in marketable securities	(21,552)	—	(183,543)	—	(248,503)	(2,000)
Sales of marketable securities	34,062	—	196,250	56,756	207,679	76,771
Expenditures for property and equipment	(12,190)	(7,807)	(36,466)	(20,018)	(39,796)	(28,292)
Acquisition of Ski West (net of cash acquired)	(24,620)	—	(24,620)	—	(24,620)	—
Other investments	—	—	—	(100)	—	(100)
Proceeds from the sale of property and equipment	—	—	—	1	20	2

Net cash provided by (used in) investing activities	(24,100)	(7,807)	(47,410)	36,892	(103,978)	47,014

Cash flows from financing activities:
Payments on capital lease obligations	(182)	(124)	(3,234)	(2,878)	(3,386)	(6,730)
Borrowings on line of credit	4,368	5,245	4,368	78,503	4,368	86,003
Payments on line of credit	—	(5,245)	—	(78,503)	(1,000)	(90,371)
Proceeds from the issuance of convertible senior notes	—	—	—	—	116,251	—
Payments to retire convertible senior notes	—	—	(27,935)	—	(27,935)	(7,735)
Payments of deferred financing fees	—	—	—	—	—	—
Proceeds from the issuance of common stock	—	—	—	25,000	75,207	25,000
Purchase of treasury stock	—	—	(24,133)	—	(24,133)	—
Purchased call options for purchase of treasury stock	—	—	(47,507)	—	(47,507)	—
Settlement of call options for cash	7,937	—	7,937	—	7,937	—
Exercise of stock options	2,973	806	6,881	2,267	7,615	2,701

Net cash provided by (used in) financing activities	15,096	682	(83,623)	24,389	107,417	8,868

Effect of exchange rate changes on cash	137	40	111	11	126	(14)

Net increase (decrease) in cash and cash equivalents	(28,775)	(6,279)	(196,103)	(16,838)	(24,581)	36,811
Cash and cash equivalents, beginning of period	31,350	45,665	198,678	56,224	27,156	2,575

Cash and cash equivalents, end of period	$2,575	$39,386	$2,575	$39,386	$2,575	$39,386